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                              ARK RESTAURANTS CORP.
                           85 FIFTH AVENUE, 14TH FLOOR
                            NEW YORK, NEW YORK 10003





                                                            ____________________
To:  _______________________________



         We are pleased to inform you that on __________, the Stock Option Committee of the Board of Directors of Ark Restaurants Corp. (the "Company") granted to you an option pursuant to the Company's 1996 Stock Option Plan (the "Plan"), to purchase __________ shares of Common Stock, par value $.01 per share, of the Company, at a price of $__________ per share. The options issued hereby have been designated by the Stock Option Committee as non-qualified stock options.

         This option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which is attached hereto as Exhibit A) as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter in a manner adverse to you or impair any of your rights or obligations under this option. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this option agreement as if fully set forth herein.

         This option may be exercised, as to __________ of the shares covered hereby commencing on __________, __________ of such shares commencing on __________, and as to the balance of such shares commencing on __________. This option, to the extent not previously exercised, will expire on __________.

         Unless at the time of the exercise of this option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such shares, any shares purchased by you upon the exercise of this option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of this option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any shares pursuant to this option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.



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         You understand and acknowledge  that, under existing law, unless at the time of the exercise of this option a registration statement under the Act is in effect as to such shares: (i) any shares purchased by you upon exercise of this option may be required to be held indefinitely unless such shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for shares to be issued to you hereunder shall bear a legend to the effect that the shares have not been registered under the Act and that the shares may not be sold,
hypothecated   or  otherwise   transferred   in  the  absence  of  an  effective
registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stock transfer" order with its transfer agent with respect to such shares; and (vi) the Company has undertaken no obligation to register the shares or to include the shares in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to furnish to you information necessary to enable you to make sales under Rule 144.

         This option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit B, together with payment of the purchase price of the shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Stock Option Committee, by delivering shares of the Company's stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the option, or a combination of such shares and cash, or otherwise in accordance with the Plan.

         The Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of an option. You shall pay the Company all such amounts requested by the Company to permit the Company to take any deduction available to it resulting from the exercise of an option. The Company may also establish, from time to time, appropriate procedures to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event, and you will comply with all such procedures so established.


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         Kindly  evidence your  acceptance of this option and your  agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Accepted and Agreed To."


                                           Sincerely,

                                           ARK RESTAURANTS CORP.



                                           By: _________________________________

ACCEPTED AND AGREED TO:



__________________________

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                                    Exhibit B

Ark Restaurants Corp.
85 Fifth Avenue
New York, New York  10003

Gentlemen:

         Notice is hereby given of my election to purchase [ ] shares of Common Stock, $.01 par value (the "Shares"), of Ark Restaurants Corp., at a price of _________ per Share, pursuant to the provisions of the option granted to me on
____________ , under the Company's Stock Option Plan. Enclosed in payment for the Shares is:

           [ ]     my check in the amount of $__________________.

           [ ] _______ Shares having a total value of $_________, such value being based on the closing price(s) of the Shares on the date hereof.

           The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations            ____________________

                  Name                            ____________________

                  Address                         ____________________

                                                  ____________________

                  Social Security Number          ____________________

Dated: _______________________


                                                  Very truly yours,


                                                  ____________________

*Subject to the approval of the
  Stock Option Committee.



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